Exhibit 4.2

Execution

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BASE INDENTURE

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BASE INDENTURE, dated and effective as of March 19, 2019 (this “Amendment”), is entered into by and among (i) DRIVEN BRANDS FUNDING, LLC, a Delaware limited liability company, as the issuer (the “Issuer”) and (ii) CITIBANK, N.A., a national banking association, not in its individual capacity, but solely in its capacity as the trustee under the Indenture referred to below (together with its successor and assigns in such capacity, the “Trustee”). Capitalized terms used and not defined herein shall have the meanings set forth or incorporated by reference in the Indenture (as defined below).

RECITALS

WHEREAS, the Issuer and the Trustee have entered into the Amended and Restated Base Indenture, dated as of April 24, 2018 (as the same may be further amended, supplemented or otherwise modified from time to time exclusive of the Series Supplements thereto, the “Base Indenture”), and the Series 2015-1 Supplement thereto, dated as of July 31, 2015, the Series 2016-1 Supplement thereto, dated as of May 20, 2016, the Series 2018-1 Supplement thereto, dated as of April 24, 2018 and the Series 2019-1 Supplement thereto, dated as of March 19, 2019 (as the same may be amended, supplemented or otherwise modified from time to time, the “Series 2019-1 Supplement” and, together with the Base Indenture and any additional Series Supplements thereto entered into from time to time, the “Indenture”), pursuant to which the Issuer issued the Series 2018-1 Notes referred to therein and pursuant to which the Issuer will issue the Series 2019-1 Notes referred to therein;

WHEREAS, the Issuer desires to amend the Base Indenture in certain respects, as hereinafter set forth;

WHEREAS, Section 13.2(a) of the Base Indenture permits the Base Indenture to be amended in certain circumstances solely with the written consent of the Control Party; and

WHEREAS, the Base Indenture shall be amended in the manner set forth herein with the written consent of the Control Party set forth on the signature page hereof pursuant to Section 13.2(a) of the Base Indenture.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.    Amendments to the Base Indenture. The Base Indenture is hereby amended as follows:

(a)    The proviso in Section 3.1(a) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“provided that (A) the Indenture Collateral shall exclude the Collateral Exclusions; (B) the Issuer shall not be required to pledge, and the Collateral shall not include, more than 65% of the Voting Equity Interests (and any rights associated with such Voting Equity Interests) of any foreign Subsidiary of the Issuer that is a corporation for United States federal income tax purposes; (C) the security interest in (1) the Senior Notes Interest Reserve Account, the Series Distribution Account with respect to the Senior Notes and the funds or securities deposited therein or credited thereto shall only be for the benefit of the Senior Noteholders and the Trustee, in its capacity as trustee for the Senior Noteholders, (2) the Senior Subordinated Notes Interest Reserve Account, the Series Distribution Account with respect to the Senior Subordinated Notes and the funds or securities deposited therein or credited thereto shall only be for the benefit of the Senior Subordinated Noteholders and the Trustee, in its capacity as trustee for the Senior Subordinated Noteholders, (3) the Series Distribution Account with respect to the Subordinated Notes and the funds or securities deposited therein or credited thereto shall only be for the benefit of the Subordinated Noteholders and the Trustee, in its capacity as trustee for the Subordinated Noteholders, (4) each Pre-Funding Account and the funds or securities deposited therein or credited thereto shall only be for the benefit of the applicable Noteholders identified in the Series Supplement establishing such Pre-Funding Account and (5) each Pre-Funding Reserve Account and the funds or securities deposited therein or credited thereto shall only be for the benefit of the applicable Noteholders identified in the Series Supplement establishing such Pre-Funding Reserve Account; and (D) any cash collateral deposited by any Non-Securitization Entities with the Issuer to secure such Non-Securitization Entities’ obligations under any Letter of Credit Reimbursement Agreement will not constitute Indenture Collateral until such time (if any) as the Issuer is entitled to withdraw such funds from the applicable bank account pursuant to the terms of such Letter of Credit Reimbursement Agreement to reimburse the Issuer for any amounts due by such Non-Securitization Entities to the Issuer pursuant to such Letter of Credit Reimbursement Agreement that such Non-Securitization Entities have not paid to the Issuer in accordance with the terms thereof. The Trustee, on behalf of the Secured Parties, acknowledges that it shall have no security interest in any Collateral Exclusions.”

(b)    Upon the System-Wide Sales Trigger Date, the proviso in Section 9.1(e) of the Base Indenture shall hereby be amended and restated to read in its entirety as follows:

“(e) Driven Brands System-Wide Sales as calculated on any Quarterly Calculation Date are less than $1,500,000,000; provided that such threshold may be increased or decreased at the request of the Issuer subject to approval by the Control Party and satisfaction of the Rating Agency Condition.”

(c)    Upon the System-Wide Sales Trigger Date, the following sentence will be added at the end of Section 9.1 of the Base Indenture:

“Any changes to Section 9.1(e) of the Indenture related to approval of changes to the Driven Brands System-Wide Sales will be approved by the Control Party at the direction of the Issuer and will not require any further consent or review by the Control Party, and the Control Party’s approval will be deemed to be consistent with the Servicing Standard.”

(d)    Clause (iii) of the definition of “Collateral Exclusions” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(iii) the Excluded Amounts; provided, further, that the Issuer and the Guarantors will not be required to pledge more than 65% of the voting equity interests (and any rights associated with such Voting Equity Interests) of any foreign subsidiary of any of the Issuer or the Guarantors that is a corporation for United States federal income tax purposes; provided, further, that the security interest in each Interest Reserve Account, Pre-Funding Account and Pre-Funding Reserve Account and the related property will only be for the benefit of the holders of the applicable Series and the Trustee, in its capacity as trustee for the holders of such Series.”

(e)    Clause (iv) of the definition of “Collections” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(iv)     without duplication of clause (i) above, all amounts, including amounts received under the IP License Agreements and other license fees (including synthetic company-owned royalties of Take 5 Company Locations and synthetic royalties from other company-owned locations that are not Securitization- Owned Locations) and any other amounts received in respect of the Securitization IP, including recoveries from the enforcement of the Securitization IP;”

(f)    The definition of “DSCR” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“The debt service coverage ratio means, as of any Quarterly Calculation Date, the amount obtained by dividing (i) the Net Cash Flow over the four (4) immediately preceding Quarterly Fiscal Periods for which financial statements have been delivered in accordance with the Transaction Documents by (ii) the Debt Service due during such period (excluding any interest that would otherwise be payable reserved in a Pre-Funding Reserve Account, whether in cash or available to be drawn under any letter of credit in respect of the Pre-Funding Reserve Account); provided that, for purposes of calculating the DSCR as of the first four (4) Quarterly Calculation Dates:

(a)     “Net Cash Flow” for the Driven Securitization Brands for the three (3) Quarterly Fiscal Periods ended March 31, 2018, June 30, 2018 and September 29, 2018, will be deemed to be increased in accordance with the below proviso by Net Cash Flow for the Take 5 Company Locations acquired in a Permitted Acquisition by Take 5 Properties SPV LLC in the amount of: $ 1,149,408, $1,087,887 and $1,106,196, respectively; Net Cash Flow in respect of the Take 5 Company Locations acquired in such Permitted Acquisition for the Quarterly

Fiscal Period immediately preceding the Series 2019-1 Closing Date and the first Quarterly Fiscal Period including the Series 2019-1 Closing Date will include the Manager’s good faith estimate (in accordance with the Managing Standard) of what such Net Cash Flow would have been for such Take 5 Company Locations for the period between the first day of such Quarterly Fiscal Period and the Series 2019-1 Closing Date based on items that would otherwise have constituted Collections actually received by the Manager during that period; and

(b)     “Debt Service” due in respect of the Series 2019-1 Class A-2 Notes for any Quarterly Fiscal Period elapsed prior to the Series 2019-1 Closing Date shall be deemed to be the Debt Service measured for the first Quarterly Fiscal Period including the Series 2019-1 Closing Date, adjusted for the irregular number of days in such Quarterly Fiscal Period.

provided, further, that, for purposes of calculating the DSCR, for any period during which one or more Permitted Acquisitions or Eligible Pre-Funded Acquisition occurs, such Permitted Acquisition or Eligible Pre-Funded Acquisition, as applicable (and all other Permitted Acquisitions or Eligible Pre-Funded Acquisition, as applicable, that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement, and all income statement items (whether positive or negative) attributable to the property or Person acquired in such Permitted Acquisition or Eligible Pre-Funded Acquisition, as applicable, shall be included, together with such adjustments included in Run Rate Adjusted EBITDA in accordance with the definition thereof.

(g)    The definition of “Driven Brands Leverage Ratio” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Driven Brands Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Indebtedness of the Driven Brands Entities (provided that, with respect to each Series of Class A-1 Notes Outstanding, the aggregate principal amount of each such Series of Class A-1 Notes will be deemed to be equal to the Class A-1 Notes Maximum Principal Amount for each such Series) as of the end of the most recently ended Quarterly Fiscal Period less (ii) the sum of (v) the cash and cash equivalents of the Driven Brands Entities credited to the Interest Reserve Account(s) in respect of the Senior Notes and the Senior Subordinated Notes and the Cash Trap Reserve Account as of the end of the most recently ended Quarterly Fiscal Period, (w) the cash and cash equivalents of the Securitization Entities maintained in the Management Accounts that, pursuant to a Weekly Manager’s Certificate delivered on or prior to such date, will be paid to the Manager or constitute the Residual Amount on the next succeeding Weekly Allocation Date, (x) the available amount of each Interest Reserve Letter of Credit as of the end of the most recently ended Quarterly Fiscal Period, (y) the unrestricted cash and cash equivalents of the Non-Securitization Entities as of the end of the most recently ended Quarterly Fiscal Period (in each case, excluding any unrestricted cash or cash equivalents contributed to the Driven Brands Entities solely with the intent of satisfying such condition in bad faith and immediately redistributed to the parent companies of the Driven Brands Entities) and (z) the cash and cash equivalents of the Securitization Entities maintained in any Pre-Funding Account and any Pre-Funding Reserve Account to (b) Run Rate Adjusted EBITDA of the Driven Brands Entities for the immediately preceding four (4) Quarterly Fiscal Periods most recently ended as of such date and for which financial statements are required to have been delivered. The Driven Brands Leverage Ratio shall be calculated in accordance with Section 14.17(a) of the Base Indenture.”

(h)    The definition of “IP License Agreements” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“IP License Agreements” means each Canadian IP License Agreement, the Driven Brands License Agreement, the Econo Lube License Agreement, the Carstar License Agreement, the Carstar Master License Agreement, the Take 5 License Agreement and any Intellectual Property license agreement whereby the Issuer or any of the SPV Franchising Entities grants a license permitting a third-party to use the “Super-Lube” brand that is included in the Securitization IP.”

(i)    The definition of “Senior Leverage Ratio” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) the aggregate principal amount of each Class of Senior Notes Outstanding (provided that, with respect to each Series of Class A-1 Notes Outstanding, the aggregate principal amount of each such Series of Class A-1 Notes will be deemed to be equal to the Class A-1 Notes Maximum Principal Amount for each such Series) as of the end of the most recently ended Quarterly Fiscal Period less (ii) the sum of (w) the cash and cash equivalents of the Securitization Entities credited to the Senior Notes Interest Reserve Account and the Cash Trap Reserve Account as of the end of the most recently ended Quarterly Fiscal Period, (x) the cash and cash equivalents of the Securitization Entities maintained in the Management Accounts that, pursuant to a Weekly Manager’s Certificate delivered on or prior to such date, will be paid to the Manager or constitute the Residual Amount on the next succeeding Weekly Allocation Date, (y) the available amount of each Interest Reserve Letter of Credit with respect to the Senior Notes as of the end of the most recently ended Quarterly Fiscal Period and (z) the cash and cash equivalents of the Securitization Entities maintained in any Pre-Funding Account and any Pre-Funding Reserve Account to (b) Net Cash Flow of the Securitization Entities for the immediately preceding four (4) Quarterly Fiscal Periods most recently ended as of such date and for which financial statements are required to have been delivered. The Senior Leverage Ratio shall be calculated in accordance with Section 14.17(b) of the Base Indenture.”

(j)    The definition of “Take 5 Brand” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Take 5 Brand” means (i) the Take 5 Oil Change® name, Take 5 Oil Change® Trademarks, and (ii) Super-Lube® name and Super-Lube®, Trademarks, in each case whether alone or in combination with any other words or symbols, all operations manuals including franchise operations manuals, marketing materials, advertisements and franchise documents and similar works of authorship and any variations or derivatives of any of the foregoing (but excluding any other Driven Securitization Brand).”

(k)    The definition of “Post-Issuance Acquired Location” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Post-Issuance Acquired Location” means any Securitization-Owned Location that is acquired after the Series Closing Date of the most recent then-issued Series of Notes from a person that is not a Franchisee, a Securitization Entity or a Take 5 Company Location that operated under the Take 5 Brand and not acquired using the proceeds of any Pre-Funding Account that operates or is intended to operate under a Driven Securitization Brand (other than any distribution center that is used in the product sourcing operations of the Securitization Entities that is not intended to become a 1-800 Radiator franchise), unless the Manager (on behalf of the Issuer) elects not to designate such location as a “Post-Issuance Acquired Location”.”

(l)    The following new definition of “Eligible Pre-Funded Acquisition” is hereby added to Annex A of the Base Indenture in the correct alphabetical order therefor:

“Eligible Pre-Funded Acquisition” means the acquisition of (i) assets related to a Driven Securitization Brand (including franchise locations of such brand) and brands or other assets (including franchise and company-owned locations) that are expected to be converted to a Driven Securitization Brand, so long as the applicable Series Pre-Funded Acquisition Conditions are met and (ii) a Future Brand or other brands or other assets (including franchise and company-owned locations) that are not expected to be converted to a Driven Securitization Brand and will be contributed as Collateral at the time of such acquisition, so long as in addition to the conditions in (i) above, a Rating Agency Confirmation is obtained.”

(m)    The following new definition of “Pre-Funding Account” is hereby added to Annex A of the Base Indenture in the correct alphabetical order therefor:

“Pre-Funding Account” means, with respect to any Series or Class (or Subclass) of Notes, a Series Account designated as a “Pre-Funding Account” in respect of such Series pursuant to the applicable Series Supplement.”

(n)    The following new definition of “Pre-Funding Period” is hereby added to Annex A of the Base Indenture in the correct alphabetical order therefor:

“Pre-Funding Period” means, with respect to any Pre-Funding Account, the specified period of time during which the funds therein may be used pursuant to the applicable Series Supplement.”

(o)    The following new definition of “Pre-Funding Reserve Account” is hereby added to Annex A of the Base Indenture in the correct alphabetical order therefor:

“Pre-Funding Reserve Account” means, with respect to any Pre-Funding Account, a Series Account which shall reserve for each applicable Series of Notes funds equal to the amount of interest that will accrue on such Series of Notes for the period commencing on the Series Closing Date for such Series of Notes and ending on the first Quarterly Payment Date in which the Pre-Funding Period ends for such Series of Notes on a portion of such Series of Notes equal to the amount then on deposit in the Pre-Funding Account for such Series of Notes at the applicable Note Rate(s) for such Series of Notes.”

(p)    The following new definition of “Series 2016-1 Notes” is hereby added to Annex A of the Base Indenture in the correct alphabetical order therefor:

“Series 2016-1 Notes” means the Series 2016-1 Class A-2 Notes.

(q)    The following new definition of “Series 2018-1 Notes” is hereby added to Annex A of the Base Indenture in the correct alphabetical order therefor:

“Series 2018-1 Notes” means the Series 2018-1 Class A-2 Notes.

(r)    The following new definition of “System-Wide Sales Trigger Date” is hereby added to Annex A of the Base Indenture in the correct alphabetical order therefor:

“System-Wide Sales Trigger Date” means the earlier of (i) when all Holders of the Series 2015-1 Class A-2 Notes, Series 2016-1 Class A-2 Notes and Series 2018-1 Class A-2 Notes have been repaid or (ii) when all Holders of the Series 2015-1 Class A-2 Notes, Series 2016-1 Class A-2 Notes and Series 2018-1 Class A-2 Notes have consented to the amendment of the definition of “Rapid Amortization Event” as set forth in this Amendment No. 1 to the Amended and Restated Base Indenture.

2.    Effectiveness. This Amendment shall become effective on the date hereof upon the execution and delivery of this Amendment by the signatories hereto.

3.    Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Base Indenture shall remain in full force and effect and each reference to the Base Indenture and words of similar import in the Base Indenture, as amended hereby, shall be a reference to the Base Indenture as amended hereby and as the same may be further amended, supplemented or otherwise modified and in effect from time to time. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Base Indenture other than as set forth herein. This Amendment may not be amended, supplemented or otherwise modified except in accordance with the terms of the Base Indenture. This Amendment constitutes a Supplement pursuant to Section 13.3 of the Base Indenture.

4.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

5.    Counterparts. This Amendment may be executed by the parties hereto in several counterparts (including by facsimile or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

6.    Matters relating to the Trustee. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Issuer, or the validity or sufficiency of this Amendment and the Trustee shall not be accountable or responsible for or with respect to nor shall the Trustee have any responsibility for provisions thereof. In entering into this Amendment, the Trustee shall have all of the rights, powers, duties and obligations of the Trustee under the Base Indenture and any other Transaction Document to which the Trustee is party and, for the avoidance of doubt, shall be entitled to the benefit of every provision thereunder relating to the conduct of or affecting the liability of or affording protection to the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

DRIVEN BRANDS FUNDING, LLC,
as Issuer

By:	/s/ Noah Pollack
	Name:	Noah Pollack
	Title:	Executive Vice President and Secretary

Amendment No. 1 to Amended and Restated Base Indenture

CITIBANK, N.A., in its capacity as Trustee

By:	/s/ Anthony Bausa
	Name:	Anthony Bausa
	Title:	Senior Trust Officer

Amendment No. 1 to Amended and Restated Base Indenture

CONSENT OF SERVICER, CONTROL PARTY AND CONTROLLING CLASS REPRESENTATIVE:

In accordance with Section 2.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, as Servicer and in its capacity as Control Party to exercise the rights of the Controlling Class Representative (pursuant to Section 11.1(d) of the Base Indenture), hereby consents to the execution and delivery by the Issuers and the Trustee of this Amendment No. 1 to the Amended and Restated Base Indenture.

MIDLAND LOAN SERVICES,
as Control Party

By:	/s/ David A. Eckels
	Name:	David A. Eckels
	Title:	Senior Vice President

Amendment No. 1 to Amended and Restated Base Indenture